Exhibit 99.3

STRICTLY CONFIDENTIAL

Execution Version

EQUITY COMMITMENT LETTER

DC Front Range Holdings I, LP

750 Park of Commerce Drive, Suite 210

Boca Raton, FL 33487

May 8, 2019

Front Range TopCo, Inc.

c/o Digital Colony Acquisitions, LLC
750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487

Ladies and Gentlemen:

In connection with the potential merger of Front Range BidCo, Inc., a Delaware corporation (“Merger Sub”) with and into Zayo Group Holdings, Inc., a Delaware corporation (the “Company”), with the Company as the surviving entity (the “Merger”), pursuant to a certain Agreement and Plan of Merger to be executed by and among the Company, Front Range Holdings TopCo, Inc., a Delaware corporation (the “Parent”), and Merger Sub, a wholly-owned subsidiary of Parent, (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Agreement”), DC Front Range Holdings I, LP, with its principal address at 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487 (with its successors and permitted assigns, the “Investor”) hereby commits and agrees, subject to the terms and conditions set forth herein, that, simultaneous with the Closing, it shall, directly or indirectly, contribute proceeds to Parent for an aggregate amount of US $1,244,581,481 (such amount, its “Equity Commitment”). The proceeds of the Equity Commitment shall be used by Parent solely for the purpose of funding a portion of (x) the Merger Consideration (as such term is defined in the Agreement) payable by Parent under the Agreement and (y) related fees and expenses (the “Payment Obligation”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.

1.            Commitment. Subject to the terms and conditions hereof, the Investor hereby irrevocably commits and agrees to draw down from its third party investors and/or available financing facilities and, directly or indirectly, contribute to Parent, before or simultaneously with the Closing, an aggregate cash amount equal to the Equity Commitment. The proceeds from the Investor’s investment up to the Equity Commitment shall be used by Parent solely to fund the Payment Obligation. The Investor shall not be obligated to fund the commitment evidenced hereby except in connection with the Closing. The Investor shall not, under any circumstances, be obligated to contribute, directly or indirectly, more than the Equity Commitment to Parent and the Investor shall not be liable for any other Person’s failure to fund any commitment or payment required to be made in connection with the Agreement. If the amount required to be contributed by Parent to consummate the Merger is reduced (including by reason of any debt or equity financing, reinvestment, rollover, or exchange of equity securities of the Company held by its management or shareholders or others), then the Equity Commitment shall be correspondingly reduced but only to the extent that the Equity Commitment, as reduced, when aggregated with the proceeds of (i) any such debt or equity financing, reinvestment, rollover, or exchange of equity securities of the Company held by its management or shareholders or others and (ii) any other equity or debt financing of any other Person, will be sufficient to fund the Payment Obligation at the Closing. All payments hereunder shall be made in U.S. dollars in immediately available funds.

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2.            Conditions Precedent. The Investor’s obligation to fund its Equity Commitment shall be conditioned upon:

a.       the execution and delivery of the Agreement by each party thereto;

b.       the satisfaction or waiver of all conditions precedent to Parent’s obligation to the Closing set forth in Article 5 of the Agreement (except those conditions that by their nature cannot be satisfied except by actions to be taken at the Closing, provided that such conditions are actually satisfied or validly waived at the Closing);

c.       the substantially simultaneous receipt by the Parent of the proceeds of the Debt Financing (or confirmation that the Debt Financing will be promptly provided if the Equity Commitment is funded) and the other equity commitments pursuant to the other equity commitment letters from other investors to the Parent of even date herewith; and

d.       the substantially simultaneous consummation of the Closing.

3.            No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement to the contrary, each of the parties hereto acknowledges, covenants, and agrees, on behalf of itself, its controlled Affiliates, and any person claiming on behalf of any of them, that no person other than the Investor and Parent and its successors and assigns (including, without limitation, (i) any past, present or future director, officer, employee, member, general or limited partner, manager, direct or indirect equityholder, Affiliate or agent of the Investor (the persons in subclause (i), collectively, “Affiliated Persons”), and (ii) any Affiliated Persons of such Affiliated Persons (the persons in subclauses (i) and (ii), together with their respective heirs, executors, administrators, or other than with respect to the Investor and Parent, their successors or assigns, collectively “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation whatsoever in respect of, based upon, or arising out of any Claims (as defined below) or otherwise in connection with the Agreement or the Merger. For the purposes of this letter agreement, “Claim” means any and all claims, obligations, liabilities, causes of action, actions, or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this letter agreement, the Agreement or any of the transactions contemplated hereby or thereby, or (b) the negotiation, execution, performance, or breach (whether willful, intentional, unintentional, or otherwise) of this letter agreement or the Agreement, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or an as inducement to, this letter agreement or in the Agreement, in each case other than (i) a claim under the Confidentiality Agreement (as modified by Section 4.18 of the Agreement) against Digital Colony Acquisitions, LLC or one of its Representatives (as defined in the Confidentiality Agreement), (ii) under the Agreement against Parent or Merger Sub and (iii) a claim under the Guarantee against the Investor.

4.            Term. The obligation of the Investor to fund the Equity Commitment set forth herein shall become effective on the date and time at which the Agreement has been duly executed and delivered by the parties thereto.

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5.            Termination. All obligations of the Investor relating to, arising out of or in connection with this letter agreement shall terminate automatically and immediately upon the earliest to occur of: (a) the payment of all amounts owed by the Investor to Parent at the Effective Time; (b) the valid termination of the Agreement pursuant to its terms; (c) payment of the Parent Termination Fee in accordance with the terms of the Agreement and (d) the Company, any of its controlled Affiliates, directors, officers, agents or representatives, directly or indirectly, asserting a Claim against any Non-Party or the Investor, other than any legal proceeding against (i) the Investor to specifically enforce the provisions of this letter agreement solely as set forth in the first sentence of Section 8; and (ii) Digital Colony Acquisitions, LLC or one of its Representatives (as defined in the Confidentiality Agreement) under the Confidentiality Agreement (as modified by Section 4.18 of the Agreement); or (iii) the Investor or any Non-Party pursuant to the Guarantee.

6.            No Assignment. This letter agreement and the Equity Commitment, rights, benefits, or obligations evidenced by this letter agreement shall not be assignable by Parent without the prior written consent of the Investor and the Company; provided, however, that no consent shall be required for any such assignment by Parent to Merger Sub. Nothing in this letter agreement shall limit the right and ability of the Investor to assign all or any portion of its rights or obligations hereunder to any other person prior to the Closing; provided, that such assignment by the Investor shall not relieve the Investor of its obligations under this letter agreement except by any amounts actually contributed, directly or indirectly, to Parent by payment in cash by such assignees on or before the Closing, as contemplated in Section 1, and the Investor shall remain liable in full for any unsatisfied portion of its obligations under this letter agreement; provided, further, that no such action shall be taken if reasonably likely to materially delay or impede the consummation of the transactions contemplated by the Agreement. Subject to the foregoing in this Section 6, this letter agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 6 shall be null and void.

7.            Amendment. This letter agreement, including this Section 7, may not be amended or otherwise modified except pursuant to a written document duly executed by the Investor and Parent; provided that nothing herein shall restrict or otherwise affect Parent’s ability to assign this letter agreement and the Equity Commitment, rights, benefits, or obligations evidenced by this letter agreement pursuant to Section 6.

8.            Third Party Beneficiary. No person other than Parent and the Company (subject to the proviso to this sentence) shall be entitled to rely upon or enforce this letter agreement, and this letter agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing herein or in any other agreement (including, without limitation, the Agreement), express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of this letter agreement; provided, however, that the Company shall be entitled to seek specific performance of the Parent’s ability to cause the Investor to draw down from its third party investors and/or available financing facilities and fund the applicable portion of the Equity Commitment hereunder to the Parent if and only in the event each of the conditions set forth in this letter agreement and in Section 7.6 of the Agreement, has been satisfied. In furtherance of the foregoing, no creditor of Parent or any of its respective Affiliates, or any person claiming by, through or on behalf of any of them or any other person, shall have any right to enforce this letter agreement or to cause Parent or any other person to seek to enforce this letter agreement, in each case, other than the Company in the limited circumstances described in the first sentence of this Section 8. For the avoidance of doubt, the Investor will only fund the Equity Commitment to the Parent, and under no circumstances will the Company or any other Person be entitled to seek that the Investor fund, or cause the funding of, any portion of the Equity Commitment directly to the Company or any other Person.

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9.            Representations and Warranties. The Investor hereby represents and warrants to Parent that:

a.       it is an entity duly organized validly existing and in good standing under the Legal Requirements of its jurisdiction of organization and it has all necessary power and authority to execute, deliver and perform this letter agreement;

b.       the execution, delivery and performance of this letter agreement by the Investor, and the consummation by the Investor of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby;

c.       this letter agreement has been duly and validly executed and delivered by the Investor and, upon execution by the other party hereto, this letter agreement shall be in full force and effect and shall constitute a valid and binding agreement of the Investor, enforceable against it in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Legal Requirement, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law);

d.       the Investor currently has, and shall have at all times during the effectiveness of this letter agreement, sufficient financial resources (giving effect to any contractual commitments to the Investor from third parties) to pay, directly or indirectly, to Parent the Equity Commitment, and all funds necessary for the Investor to fulfill its obligations under this letter agreement shall be available to the Investor for so long as this letter agreement shall remain in effect in accordance with Section 5;

e.       except as contemplated by Section 5.1(b) of the Agreement, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement; and

f.       the execution, delivery and performance by the Investor of this letter agreement do not and will not (i) violate its organizational and governing documents, (ii) violate any applicable Legal Requirement or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party.

10.          Governing Law. This letter agreement and any claim, controversy or dispute arising under or related in any way to this letter agreement, the relationship of the parties, the Merger the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the domestic law of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of Delaware. The parties agree that (a) the requirements of 6. Del. c. § 2708 are satisfied and that the statute mandates the application of Delaware law to this letter agreement, the relationship of the parties, the proposed transaction and the interpretation and enforcement of the rights and duties of the parties, (b) no other jurisdiction has a materially greater interest in the foregoing, and (c) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties’ choice of Delaware law, would have an interest in the foregoing.

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11.          Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery does not have jurisdiction, any federal court located in the State of Delaware, or, if a federal court does not have jurisdiction, any state court of the State of Delaware having jurisdiction, in any action or proceeding arising out of or relating to this letter agreement or any transaction contemplated hereby and agrees that all claims in respect of the suit, action or other proceeding may be heard and determined in any such court. Each party agrees not to bring any such suit, action or other proceeding arising out of or relating to this letter agreement in any other court. Each party waives any defense of improper venue or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address set forth herein. Nothing in this Section 11, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

12.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS LETTER AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

13.          Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, that the parties hereto intend that the Section 1, 2 and 3 and this sentence be construed as an integral provision of this letter agreement and that such remedies and limitations shall not be severable in any manner that increases the Parent or Investor’s liability or obligations hereunder. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

14.          Miscellaneous. This letter agreement may be executed in any number of counterparts (including by electronic mail portable document format (.pdf) (or similar electronic means) or facsimile signature), and each such counterpart when delivered shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. The provisions of this letter agreement contain the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any prior oral or written agreements, undertakings, understandings, discussions, negotiations or proposals relating to the subject matter hereof. The headings contained in this letter agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. All parties acknowledge that each party and its counsel have participated in the drafting and negotiation of this letter agreement and that any rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement. For the avoidance of doubt, this letter agreement shall in no way be deemed a guarantee of the Agreement.

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15.          Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Agreement and the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor and Parent. Notwithstanding the foregoing, this letter agreement may be disclosed in connection with the enforcement by the Company of their rights described in the first sentence of Section 8.

[The Remainder of Page Intentionally Left Blank – Signature Pages Follow.]

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If the foregoing is acceptable to you, please sign and return a copy of this letter agreement.

Very truly yours,

Investor:

DC Front Range Holdings I, LP, by its general partner,

DC Front Range GP, LLC

By:	/s/ Marc C. Ganzi

Name:	Marc C. Ganzi

Title:	Chief Executive Officer

Signature Page to Equity Commitment Letter

Accepted and Acknowledged:

FRONT RANGE TOPCO, INC.

By:	/s/ Marc C. Ganzi
Name:	Marc C. Ganzi
Title:	President

By:	/s/ Nathalie Brabers
Name:	Nathalie Brabers
Title:	President

By:	/s/ Adam Larsson
Name:	Adam Larsson
Title:	Vice President

Signature Page to Equity Commitment Letter